Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Community Health Systems, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company adopting revisions to accounting principles generally accepted in the United States of America related to business combinations effective January 1, 2009), and the effectiveness of Community Health Systems, Inc.’s internal control over financial reporting, dated February 25, 2011, appearing in the Annual Report on Form 10-K of Community Health Systems, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP Nashville, TN
September 16, 2011